Exhibit 99.1

News

August 2, 2006	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Nancy Owens
918-588-7570

ONEOK Announces Higher Second-Quarter

And Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

TULSA, Okla. – Aug. 2, 2006 – ONEOK, Inc. (NYSE: OKE) announced today that its second-quarter 2006 net income increased to $77.8 million, or 65 cents per diluted share, compared with $24.9 million, or 23 cents per diluted share, in the same period last year. The company also announced that it is increasing its 2006 earnings guidance to the range of $2.36 to $2.44 per diluted share, compared with previous guidance of $2.30 to $2.36 per diluted share.

Second-quarter 2006 results include increases in the company’s energy services and distribution segments and the consolidation of ONEOK Partners, L. P. (NYSE:OKS) results, which also had improved operating performance. Second-quarter ONEOK Partners results included a $113.9 million pre-tax gain on the sale of a 20 percent partnership interest in Northern Border Pipeline in April 2006; ONEOK’s share of the gain is $52.0 million. ONEOK sold its gathering and processing, natural gas liquids, and pipelines and storage assets to ONEOK Partners and became sole general partner in April 2006.

“The completion of the transaction with ONEOK Partners, resulting in our becoming sole general partner and owner of 45.7 percent of the partnership, was a transforming event for our company,” said David Kyle, ONEOK chairman, president and chief executive officer. “ONEOK Partners’ second-quarter performance improved, resulting in $96.0 million in pre-tax income for ONEOK,” Kyle added.

“Our energy services segment turned in exceptional results, continuing to create value for customers through the delivery of physical products and risk management services from its portfolio of contracted transportation and storage capacity,” Kyle said. “Improved marketing margins, primarily due to optimization activities, and increased transportation basis spreads benefited the energy services business.

“The company’s distribution segment had higher operating income, primarily as a result of increased rates in Oklahoma, partially offset by warmer than average weather in the quarter,” Kyle added.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK adopted Financial Accounting Standards Board Emerging Issues Task Force Issue No. 04-5, requiring the company to consolidate its investment in ONEOK Partners in its financial statements, effective Jan. 1, 2006. The adoption did not have an effect on the company’s net income; however, reported revenues, costs and expenses are higher, reflecting the activities of the partnership. Second-quarter and year-to-date 2006 results reflect the consolidation, which resulted in increased operating income to the company. Attachment A provides a consolidating income statement for the second quarter.

“ONEOK Partners’ quarterly distributions have increased 19 percent this year and exceed the high end of the indicated distribution target range, and the partnership anticipates increasing future distributions as the partnership grows,” Kyle stated. “The partnership has established a solid foundation for future growth — benefiting partnership unit holders and ONEOK shareholders — by announcing more than $1 billion in internally generated growth projects over the next three years.”

ONEOK’s net income for the six-month period was $207.3 million, or $1.80 per diluted share, compared with $132.5 million, or $1.20 per diluted share, in the first six months of 2005. Strong performances in the energy services and distribution segments, combined with the gain from the sale of a 20 percent partnership interest in Northern Border Pipeline and stronger performance by the assets sold to ONEOK Partners contributed to the increase.

SECOND-QUARTER 2006 HIGHLIGHTS INCLUDED:

•	Operating income of $269.4 million, compared with $52.2 million in 2005, reflecting improved performance in energy services and distribution, the purchase of the natural gas liquids assets in July 2005 and the consolidation of ONEOK Partners’ results, which also were higher;

•	Operating costs of $247.2 million in the second quarter, compared with $177.8 million in the same period a year earlier, primarily because of the consolidation of the partnership’s financial results and the purchase of the natural gas liquids assets in July 2005;

•	Completion of the transactions in which ONEOK sold assets to ONEOK Partners, received $1.35 billion in cash and approximately 36.5 million in limited partner units, and became the sole general partner and owner of 45.7 percent of the partnership;

•	Selecting ONEOK Partners as the new name for Northern Border Partners to reflect the partnership’s broader scope of operations, new ownership and management structure, and the aligned interests of the partnership and ONEOK;

•	A pre-tax income contribution of $96.0 million from ONEOK Partners — which includes a $52.0 million pre-tax gain on ONEOK’s portion of the sale of a 20 percent partnership interest in Northern Border Pipeline — compared with $2.5 million in second quarter 2005;

•	A 7 percent dividend increase to 32 cents per share, the ninth increase since the beginning of 2003;

•	Filing a request with the Kansas Corporation Commission to increase Kansas Gas Service’s annual revenues by $73.3 million;

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

•	Energy services being selected to provide subsidiaries of FirstEnergy Corp. with natural gas supply and natural gas management services for three of its natural gas-fired electric generation plants;

•	ONEOK, on a stand-alone basis, having no short-term debt, $620 million of cash invested and $670 million of natural gas in storage at the end of the second quarter;

•	Consolidated long-term debt of 53 percent of total capitalization; ONEOK stand-alone long-term debt of 46 percent of capitalization;

•	Consolidated cash flow from continuing operations, before changes in working capital, of $396.2 million, which exceeded capital expenditures, dividends and minority interest distributions of $273.8 million by $122.4 million.

SECOND-QUARTER 2006 BUSINESS-UNIT RESULTS

Energy Services

The energy services segment posted operating income of $53.5 million in the second quarter 2006, compared with $2.9 million in the second quarter 2005. Net margin increased to $64.3 million from $11.2 million in the same period last year.

Net margin increases during the second quarter included: $21.9 million in marketing margins due to optimization activities; $16.8 million in transportation margins, net of hedges, due to improved natural gas basis differentials in the Mid-Continent and Gulf Coast regions; and a $1.3 million increase from improved physical margins in the retail business. Financial trading margins were $8.7 million in the second quarter 2006, compared with a loss of $4.7 million in the second quarter 2005, due to improved trading margins in the natural gas options portfolio.

Operating costs for the second quarter 2006 increased to $10.3 million, compared with $7.8 million in the same period last year, due primarily to higher employee-related costs.

Six-month operating income was $146.8 million, compared with $55.6 million in the same period 2005. Net margin increased to $167.5 million from $72.4 million in the same period last year.

Net margin increases during the first half of the year included: $45.0 million in transportation margins, net of hedges, due to improved natural gas basis differentials in the Mid-Continent and Gulf Coast regions; a $32.0 million increase in marketing margins due to increases in demand fees associated with peaking and load-following services in the first quarter 2006 and optimization activities in the second quarter 2006, and a $1.5 million increase from improved physical margins in the retail business. Financial trading margins were $20.6 million in the first half 2006, compared with $3.1 million in the same period 2005, due to successful basis trading activities, as well as improved trading margins in the option portfolio.

Operating costs for the first half 2006 increased to $19.6 million, compared with $15.8 million in the same period last year, due primarily to higher employee-related costs.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

Natural gas volumes marketed declined in the second quarter and six-month period, primarily due to higher storage injections in the second quarter 2006. In addition, warmer weather in the first quarter throughout most of the segment’s service territory resulted in decreased storage withdrawals.

On June 30, 2006, natural gas in storage was 73.3 Bcf, compared with 59.0 Bcf a year earlier. Natural gas in storage on July 31, 2006, was 69.9 Bcf. Natural gas storage capacity under lease was 86 Bcf on June 30, 2006, unchanged from a year earlier.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Thousands of dollars)
Marketing and storage, gross	$95,637	$52,952	$230,705	$144,439
Less: Storage and transportation costs	(44,282)	(40,074)	(93,541)	(83,376)

Marketing and storage, net	51,355	12,878	137,164	61,063
Retail marketing	4,310	3,047	9,759	8,257
Financial trading	8,662	(4,677)	20,558	3,123

Net margin	$64,327	$11,248	$167,481	$72,443

Distribution

The distribution segment reported second-quarter 2006 operating income of $0.9 million, compared with a loss of $7.0 million in the same period last year. Net margin was $119.6 million versus $106.5 million in the same period a year earlier.

Second-quarter net margins improved $13.1 million, primarily resulting from a $15.4 million increase from the implementation of new rate schedules in Oklahoma in July 2005, partially offset by a $3.1 million decrease related to expiring riders and lower volumetric-dependent rider collections in Oklahoma.

Operating costs were $91.5 million in the quarter, compared with $83.5 million in the same quarter 2005, primarily as a result of a $7.8 million increase in labor and employee benefit costs. Depreciation, depletion and amortization expense was $27.2 million, compared with $30.0 million in the second quarter 2005. The decrease was primarily related to a limited issue rider that expired in Oklahoma.

The distribution segment reported six month 2006 operating income of $77.7 million, compared with $73.6 million in the same period last year. Net margin was $315.1 million versus $307.7 million in the same period a year earlier.

Six-month net margins improved $7.4 million with the implementation of new rate schedules in Oklahoma in July 2005 adding $30.3 million, offset by a $15.8 million decline

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

related to expiring riders and lower volumetric-dependent rider collections in Oklahoma and a $9.0 million decline in customer sales due to warmer weather in the segment’s entire service territory.

Operating costs were $182.0 million in the first six months, compared with $174.1 million in the same period 2005, primarily as a result of a $9.9 million increase in labor and employee benefit costs, partially offset by a $2.7 million decrease in bad debt expense. Depreciation, depletion and amortization expense was $55.3 million, compared with $60.0 million in the six-month period 2005. The decrease was primarily related to a $2.9 million charge in the first quarter 2005 related to the replacement of a customer service system in Texas and the expiration of a limited issue rider in Oklahoma.

Residential and commercial natural gas volumes decreased in the second quarter and six-month period due to warmer weather, primarily in the first quarter 2006.

ONEOK Partners

Partnership operating income increased to $212.6 million in the second quarter 2006, compared with $56.4 million in the same period a year earlier, and included a $113.9 million pre-tax gain on the sale of a 20 percent partnership interest in Northern Border Pipeline in April 2006.

Net margin was $215.2 million in the second quarter 2006 versus $114.3 million in the same period 2005. Net margin increases included $44.1 million from the legacy ONEOK Partners’ assets that ONEOK was required to consolidate on Jan. 1, 2006; $59.4 million related to the acquisition of the natural gas liquids assets acquired by ONEOK, Inc. in July 2005; $8.5 million increase resulting from the partnership’s consolidation of the Guardian Pipeline, beginning Jan. 1, 2006; and $12.2 million from higher commodity prices, wider gross processing spreads and increased transportation revenues. These increases were partially offset by a $20.9 million decrease resulting from the December 2005 sale of the Texas gathering and processing assets.

Depreciation, depletion and amortization expense was $39.3 million in the second quarter 2006, compared with $13.0 million in the same period last year. Second-quarter depreciation, depletion and amortization expense included a non-cash impairment charge of $11.8 million related to the partnership’s Black Mesa coal slurry pipeline operation.

Operating expenses for the second quarter 2006 were $77.2 million versus $44.9 million in the same period last year. The operating cost increase is primarily related to the consolidation of the legacy ONEOK Partners operations, the natural gas liquids assets acquired in July 2005 and the consolidation of Guardian Pipeline, offset by the sale of the Texas gathering and processing assets.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

For the six months, operating income increased to $312.5 million, compared with $108.4 million in the same period a year earlier, and included the gain on the sale of a 20 percent partnership interest in Northern Border Pipeline.

Net margin was $420.1 million in the first half 2006 versus $222.8 million in the same period a year earlier. Net margin increases included $91.5 million from the legacy ONEOK Partners’ assets that were consolidated on Jan. 1, 2006; $101.8 million related to the acquisition of the natural gas liquids assets acquired by ONEOK in July 2005; $17.8 million increase resulting from the consolidation of Guardian Pipeline, beginning Jan. 1, 2006; and 28.4 million from higher commodity prices, significantly wider gross processing spreads and increased transportation revenues. These increases were partially offset by a $39.7 million decrease resulting from the December 2005 sale of the Texas gathering and processing assets.

Depreciation, depletion and amortization expense was $66.8 million in the first half 2006 and includes the $11.8 million non-cash impairment charge related to the Black Mesa coal slurry pipeline, compared with $25.7 million in the same period last year. Operating expenses in the first six months of 2006 were $155.8 million, compared with $88.7 million last year, primarily related to the consolidation of the legacy ONEOK Partners operations, the natural gas liquids assets acquired in July 2005 and the consolidation of Guardian Pipeline, offset by the sale of the Texas gathering and processing assets.

2005 operating results for the assets sold to ONEOK Partners are included in ONEOK’s consolidated financial results; however, ONEOK Partners’ legacy assets are not included in ONEOK’s 2005 results.

UPDATED 2006 EARNINGS GUIDANCE

As reflected in Attachment B, ONEOK is updating its 2006 earnings guidance, which was originally disclosed on March 8, 2006, to reflect projected changes in the company’s energy services and ONEOK Partners segments.

For 2006, the company expects net income per diluted share to be in the range of $2.36 to $2.44 per diluted share. Previous guidance was $2.30 to $2.36 per diluted share.

Energy services operating income estimates have been updated to $195 million from $183 million to reflect financial trading margins realized in the first half of 2006, partially offset by lower than expected natural gas storage withdrawals in the second half of 2006. Second-half 2006 guidance does not include any additional margin from financial trading activities.

Distribution operating income is now estimated at $122 million, compared with previous guidance of $124 million. The slight reduction is related to warmer weather in the first half of 2006.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

Operating income from ONEOK Partners has been increased to $363 million from $340 million. The increase is the result of the partnership purchasing the remaining interest in Guardian Pipeline and higher first-half 2006 gross processing spreads in the partnership’s gathering and processing segment.

Estimated consolidated capital expenditures have increased to $472 million from $319 million. ONEOK Partners’ capital expenditures increased to $321 million to reflect the planned expenditures related to Overland Pass Pipeline and related infrastructure projects and the increased ownership in Guardian Pipeline. Distribution segment capital expenditures are unchanged at $148 million.

On a consolidated basis, expected cash flow from operations, before changes in working capital, is being revised to $701 million, a reduction of $98 million, to reflect current income taxes on the partnership’s distributions received by ONEOK, which are expected to be higher in 2006 than originally estimated. As a result, capital expenditures, dividends and distributions to minority interests are expected to exceed cash flow by $73 million.

On a stand-alone basis, ONEOK’s cash flow, before changes in working capital, is expected to exceed capital expenditures and dividends by $108 million to reflect the higher taxes and the timing of the partnership’s fourth-quarter distribution of about $43 million, which will not be received until February 2007.

EARNINGS CONFERENCE CALL

ONEOK and ONEOK Partners management will conduct a joint conference call on Aug. 3, 2006, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-836-4700, pass code 890065, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site www.oneok.com and ONEOK Partners’ Web site www.oneokpartners.com for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 890065.

ONEOK, Inc. is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

For information about ONEOK, Inc. visit the Web site www.oneok.com

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation, and regulatory actions including receipt of expected regulatory clearances involving the Oklahoma Corporation Commission, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to market pipeline capacity on favorable terms, including the affects of:

•	future demand for and prices of natural gas;

•	competitive conditions in the overall natural gas and electricity markets;

•	availability of supplies of Canadian and United States natural gas;

•	availability of additional storage capacity;

•	weather conditions; and

•	competitive developments by Canadian and U.S. natural gas transmission peers;

•	orders by the FERC which are significantly different than our assumptions related to ONEOK Partner’s November 2005 rate case;

•	performance of contractual obligations by our customers and shippers;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC regulated rates;

•	timely receipt of required regulatory clearances for construction and operation of the Midwestern Gas Transmission Eastern Extension Project;

•	our ability to acquire all necessary pipeline rights-of-way and obtain agreements for interconnects in a timely manner;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;

•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting natural gas liquids;

•	renewal of our coal slurry pipeline transportation contract under reasonable terms and our success in completing the necessary rebuilding of the coal slurry pipeline;

•	the impact of potential impairment charges;

•	developments in the December 2, 2001 filing by Enron of a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code affecting our settled claims;

•	our ability to control operating costs;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$2,427,795	$2,089,574	$6,176,064	$4,787,422
Energy trading revenues, net	4,112	(8,784)	11,482	408

Total Revenues	2,431,907	2,080,790	6,187,546	4,787,830

Cost of sales and fuel	2,030,258	1,850,812	5,281,367	4,187,456

Net Margin	401,649	229,978	906,179	600,374

Operating Expenses
Operations and maintenance	160,173	118,475	320,923	241,977
Depreciation, depletion and amortization	67,094	43,673	123,420	86,889
General taxes	19,901	15,648	38,283	32,947

Total Operating Expenses	247,168	177,796	482,626	361,813

Gain on Sale of Assets	114,904	—	115,892	—

Operating Income	269,385	52,182	539,445	238,561

Other income	26,266	3,938	63,279	9,236
Other expense	5,898	3,939	11,734	4,722
Interest expense	59,603	23,991	115,188	50,081

Income before Minority Interest and Income Taxes	230,150	28,190	475,802	192,994

Minority interest in income of consolidated subsidiaries	100,567	—	136,339	—
Income taxes	51,638	11,116	131,779	74,142

Income from Continuing Operations	77,945	17,074	207,684	118,852
Discontinued operations, net of taxes:
Income (loss) from operations of discontinued components, net of tax	(150)	7,778	(397)	13,664

Net Income	$77,795	$24,852	$207,287	$132,516

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.66	$0.17	$1.85	$1.16
Earnings per share from operations of discontinued components, net of tax	—	0.08	—	0.13

Net earnings per share, basic	$0.66	$0.25	$1.85	$1.29

Diluted:
Earnings per share from continuing operations	$0.65	$0.16	$1.80	$1.08
Earnings per share from operations of discontinued components, net of tax	—	0.07	—	0.12

Net earnings per share, diluted	$0.65	$0.23	$1.80	$1.20

Average Shares of Common Stock (Thousands)
Basic	117,423	101,143	112,283	102,404
Diluted	119,026	109,062	114,891	110,031

Dividends Declared Per Share of Common Stock	$0.30	$0.56	$0.58	$0.81

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2006	December 31, 2005
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$645,349	$7,915
Trade accounts and notes receivable, net	971,855	2,202,895
Gas and natural gas liquids in storage	905,098	911,393
Commodity exchanges	203,187	133,159
Energy marketing and risk management assets	172,738	765,157
Other current assets	326,100	385,274

Total Current Assets	3,224,327	4,405,793

Property, Plant and Equipment
Property, plant and equipment	6,534,378	5,575,365
Accumulated depreciation, depletion and amortization	1,823,874	1,581,138

Net Property, Plant and Equipment	4,710,504	3,994,227

Deferred Charges and Other Assets
Goodwill and intangibles	1,027,336	683,211
Energy marketing and risk management assets	22,869	150,026
Investments and other	1,127,460	716,298

Total Deferred Charges and Other Assets	2,177,665	1,549,535

Assets of Discontinued Component	63,608	63,911

Total Assets	$10,176,104	$10,013,466

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2006	December 31, 2005
	(Thousands of dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$18,485	$6,546
Notes payable	1,364,000	1,541,500
Accounts payable	943,194	1,756,307
Commodity exchanges	337,765	238,176
Energy marketing and risk management liabilities	255,559	814,803
Other	403,020	438,009

Total Current Liabilities	3,322,023	4,795,341

Long-term Debt, excluding current maturities	2,630,320	2,024,070

Deferred Credits and Other Liabilities
Deferred income taxes	572,738	603,835
Energy marketing and risk management liabilities	149,596	442,842
Other deferred credits	330,669	350,157

Total Deferred Credits and Other Liabilities	1,053,003	1,396,834

Liabilities of Discontinued Component	2,359	2,464

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	802,407	—

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 119,677,784 shares and outstanding 117,522,979 shares at June 30, 2006; issued 107,973,436 shares and outstanding 97,654,697 shares at December 31, 2005	1,197	1,080
Paid in capital	1,236,695	1,044,283
Unearned compensation	—	(105)
Accumulated other comprehensive loss	(43,701)	(56,991)
Retained earnings	1,230,621	1,085,845
Treasury stock, at cost: 2,154,805 shares at June 30, 2006 and 10,318,739 shares at December 31, 2005	(58,820)	(279,355)

Total Shareholders’ Equity	2,365,992	1,794,757

Total Liabilities and Shareholders’ Equity	$10,176,104	$10,013,466

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2006	2005
	(Thousands of dollars)
Operating Activities
Net income	$207,287	$132,516
Depreciation, depletion, and amortization	123,420	86,889
Gain on sale of assets	(115,892)	526
Minority interest in income of consolidated subsidiaries	136,339	—
Distributions received from unconsolidated affiliates	69,819	570
Income from equity investments	(49,817)	(5,649)
Deferred income taxes	9,982	17,471
Stock-based compensation expense	8,495	5,983
Allowance for doubtful accounts	6,575	8,188
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	1,270,248	494,362
Inventories	2,141	42,347
Unrecovered purchased gas costs	(51,135)	1,326
Commodity exchanges	29,561	—
Deposits	(5,652)	(44,413)
Regulatory assets	12,427	(4,435)
Accounts payable and accrued liabilities	(841,045)	(250,332)
Energy marketing and risk management assets and liabilities	(135,401)	38,782
Other assets and liabilities	110,851	(101,085)

Cash Provided by Operating Activities	788,203	423,046

Investing Activities
Changes in other investments, net	(6,222)	(30,779)
Acquisitions	(128,485)	—
Capital expenditures	(132,593)	(122,687)
Proceeds from sale of assets	298,802	(334)
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	1,334	—
Decrease in cash and cash equivalents for previously consolidated subsidiaries	(22,039)	—
Other investing activities	(2,376)	(2,215)

Cash Provided by (Used in) Investing Activities	8,421	(156,015)

Financing Activities
Borrowing (repayment) of notes payable, net	(384,000)	(532,500)
Issuance of debt, net of issuance costs	—	798,792
Termination of interest rate swaps	—	(22,565)
Payment of debt	(31,955)	(335,456)
Equity unit conversion	402,448	—
Repurchase of common stock	(2,276)	(112,507)
Issuance of common stock	2,657	7,857
Debt reacquisition costs	—	—
Dividends paid	(62,564)	(54,576)
Distributions to minority interests	(78,594)	—
Other financing activities	(47,996)	(8,931)

Cash Used in Financing Activities	(202,280)	(259,886)

Change in Cash and Cash Equivalents	594,344	7,145
Cash and Cash Equivalents at Beginning of Period	7,915	9,458
Effect of Accounting Change on Cash and Cash Equivalents	43,090	—

Cash and Cash Equivalents at End of Period	$645,349	$16,603

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended June 30,			Six Months Ended June 30,
(Unaudited)	2006	2005		2006	2005
	(Millions of dollars)
Energy Services
Net margin	$64.3	$11.2		$167.5	$72.4
Depreciation, depletion, and amortization	$0.5	$0.6		$1.1	$1.0
Operating income	$53.5	$2.9		$146.8	$55.6
Natural gas marketed (Bcf)	254	275		564	600
Natural gas gross margin ($/Mcf)	$0.25	$0.02		$0.26	$0.09
Physically settled volumes (Bcf)	536	574		1,138	1,199
Capital expenditures	$—	$—		$—	$—

Distribution
Net margin	$119.6	$106.5		$315.1	$307.7
Depreciation, depletion, and amortization	$27.2	$30.0		$55.3	$60.0
Operating income (loss)	$0.9	$(7.0)		$77.7	$73.6
Customers per employee	709	688		710	687
Capital expenditures	$41.0	$36.3		$77.7	$64.0
Natural gas volumes (MMcf)
Gas Sales	28,825	30,066		102,962	115,309
Transportation	46,553	58,419		103,512	127,590
Natural gas margins
Gas Sales	$96.1	$83.2		$258.9	$251.9
Transportation	$15.9	$16.3		$38.3	$41.4

ONEOK Partners (b)
Net margin	$215.2	$114.3		$420.1	$222.8
Depreciation, depletion, and amortization	$39.3	$13.0		$66.8	$25.7
Operating income	$212.6	$56.4		$312.5	$108.4
Total gas gathered (BBtu/d)	1,142	1,131		1,149	1,121
Total gas processed (BBtu/d)	993	1,167		958	1,135
Natural gas liquids gathered (MBbl/d)	213	(a	)	203	(a	)
Natural gas liquids sales (MBbl/d)	199	87		203	93
Natural gas liquids fractionated (MBbl/d)	333	(a	)	309	(a	)
Natural gas liquids transported (MMcf)	112,998	108,898		245,533	240,228
Gas sales (BBtu/d)	288	353		298	346
Capital expenditures	$35.8	$14.0		$53.6	$25.2

(a)	- The acquisition of these assets was completed July 1, 2005.
(b)	- ONEOK Partners includes our former Gathering & Processing, Natural Gas Liquids, Pipelines & Storage segment information.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

(Unaudited)	Six Months Ended June 30, 2006
(Millions of Dollars)
Cash provided by operating activities	$788.2
Accounts and notes receivable	(1,270.2)
Inventories	(2.1)
Unrecovered purchased gas costs	51.1
Commodity exchanges	(29.6)
Deposits	5.7
Regulatory assets	(12.4)
Accounts payable and accrued liabilities	841.0
Energy marketing and risk management assets and liabilities	135.4
Other assets and liabilities	(110.9)

Cash flow, before changes in working capital (a)	$396.2

(a)	Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries	Attachment A

Consolidating Income Statement

	Three Months Ended June 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
Distribution	$1	$—	$—	$1
Energy Services	53	—	—	53
ONEOK Partners	—	99	—	99
Gain on sale of assets	—	114	—	114
Other	2	—	—	2

Operating Income	56	213	—	269

Equity in earnings of ONEOK Partners	96	—	(96)	—
Other income (expense)	4	16	—	20
Minority interest	—	(1)	(100)	(101)
Interest expense	(29)	(31)	—	(60)
Income Taxes	(51)	(1)	—	(52)

Net Income	$76	$196	$(196)	$76

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ONEOK Announces Higher Second-Quarter and Six Months 2006 Earnings;

Increases 2006 Earnings Guidance

August 2, 2006

ONEOK, Inc. and Subsidiaries	Attachment B

EARNINGS GUIDANCE

	Year Ending December 31, 2006
(Unaudited)	Previous Guidance	Updated Guidance	Change
	(In millions, except per share amounts)
Operating Income
Distribution	$124	$122	$(2)
Energy Services	183	195	12
ONEOK Partners	340	363	23
Gain on sale of assets	108	114	6
Other	7	3	(4)

Operating Income	762	797	35
Other income (expense)	96	94	(2)
Minority interest	(211)	(208)	3
Interest expense	(203)	(224)	(21)
Income taxes	(173)	(178)	(5)

Net Income	$271	$281	$10

Diluted Earnings Per Share of Common Stock	$2.33	$2.40	$0.07

Average Shares of Common Stock - Diluted
Average shares of common stock outstanding	115.0	115.0	—
Dilutive components	1.2	2.0	0.8

Total Average Shares of Common Stock - Diluted	116.2	117.0	0.8

Capital Expenditures
Distribution	$148	$148	$—
Energy Services	—	—	—
ONEOK Partners	168	321	153
Other	3	3	—

Total Capital Expenditures	$319	$472	$153

Cash Flow from Operations
Cash flow from operations before changes in working capital	$799	$701	$(98)
Less: Dividends	125	138	13
Less: Distributions to minority interests	163	164	1
Less: Capital expenditures	319	472	153

Surplus	$192	$(73)	$(265)